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                                                                EXHIBIT 10.14(a)

                                    FORM OF
                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") dated as of
_______________, 199_ (the "Effective Date") is made by and between
_______________ (the "Executive") and Barry's Jewelers, Inc., a California corporation (the "Company").

                                    RECITALS

        WHEREAS, the Company wishes to obtain the future services of the Executive for the Company; and

        WHEREAS, the Executive is willing, upon the terms and conditions herein set forth, to provide services hereunder;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.      EMPLOYMENT.

        1.1 Position as an Officer. Subject to Section 8, the Company hereby employs the Executive, and the Executive hereby accepts such employment, during the Term of Employment, as ________________________ of the Company to perform such duties and responsibilities, consistent with such position, as may be reasonably assigned to the Executive from time to time by the Board of Directors of the Company (the "Board"). (The definitions of capitalized terms used in this Agreement are contained in Section 11 of this Agreement.)

        1.2 Position as a Director. The Company shall cause the Executive to be nominated and renominated as a director of the Company for each term of office commencing during the Term of Employment.

2.      Devotion of Time.

        During the Term of Employment, the Executive shall perform his duties hereunder faithfully and to the best of his ability, at the principal executive office of the Company, under the direction of the Board. Except for
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vacations and reasonable absences due to temporary illness and incapacity, the
Executive shall devote his full business time and attention to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) make and manage passive personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board, serve on the boards of directors of other corporations or any trade association. Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, or any public, private, industry, professional, regulatory or licensing authority (collectively, the "Regulations"). Executive shall act in good faith in accordance with all Regulations.

3.      Term of Employment.

        The term of the Executive's employment hereunder shall commence on the Effective Date and shall end on ____________________ (the "Expiration Date"); provided, however, that on the Expiration Date, and on each anniversary of the Expiration Date (the Expiration Date and the date of each anniversary thereof being a "Renewal Date"), the term shall be automatically extended so as to terminate _______ year from such Renewal Date, unless at least 90 days prior to such Renewal Date either party hereto gives written notice to the other that the term shall not be so extended. Notwithstanding anything to the contrary herein, it is hereby acknowledged and understood that either party may give notice to the other at least 90 days prior to the Expiration Date or any Renewal Date of its intent to renegotiate the Terms of this Agreement in good faith, and such notice shall not be treated as a notice of non-renewal for purposes of the definition of "Good Reason" or any other purpose hereunder. The term, as extended in the manner described in the preceding sentence, is referred to herein as the "Term of Employment." Notwithstanding the foregoing, the Term of Employment may be terminated prior to the expiration thereof, by the Company pursuant to Section 8.2 or by the Executive pursuant to Section 8.3, in which event the Term of Employment shall end on the Date of Termination.

4.      Compensation.
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        During the Term of Employment, the Executive shall be compensated as follows:

        4.2 Base Salary. The Company shall pay the Executive a base salary at the rate of $_______ per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. Such base salary shall be subject to review each year by the Board in its sole discretion, but shall in no event be decreased from its then-existing level.

        4.2 Annual Bonus. In addition, the Executive shall be eligible to receive a bonus ("Annual Bonus") with respect to each fiscal year of the Company, beginning with its year ended May 31, 1998, to the extent that the performance targets for such year are achieved; provided, however, that his Annual Bonus shall not exceed an amount (the "Annual Bonus Cap") equal to ____% of his base salary for such year. Such performance targets shall be agreed upon by the Executive and the Board, in writing, prior to the beginning of each fiscal year. On the Annual Bonus Payment Date for such year, the Company shall pay the Executive his Annual Bonus determined based on actual achievement of the performance targets. On November 1 of each year during the Term of Employment, the Company shall advance to the Executive an amount equal to ____ percent of his Annual Bonus Cap for the fiscal year of the Company that includes such date. The Executive shall be entitled to retain this advance whether or not any of the performance targets are actually achieved and whether or not his employment by the Company terminates during such fiscal year.

        4.3     Incentive Bonus.

                4.3.1 In addition, the Executive shall be entitled to receive a one-time incentive bonus (the "Incentive Bonus"), in an amount equal to ___ (__) times the Executive's average annual base salary over the Term of Employment, upon the achievement of performance goals (including, without limitation, cash flow and pre-tax earnings goals) and other terms of an incentive bonus program to be mutually agreed upon by the Board and the Executive prior to ______, 1997 and set forth on a schedule which shall be attached hereto (the "Incentive Bonus Targets"). The Incentive Bonus shall be paid in a cash lump sum within thirty days after the Incentive Bonus Targets are achieved; provided, however, that, except to the extent provided herein, the Incentive Bonus will not be paid to the Executive if he is not employed by the Company on the date such Incentive Bonus is payable.

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                4.3.2   In the event that Company has become subject to a
Bankruptcy Proceeding during the Term of Employment, in lieu of the Incentive Bonus under Section 4.3.1 (assuming it has not previously been paid), the Executive shall be eligible to earn an Incentive Bonus in an amount equal to ___ (__) times the Executive's average annual base salary over the Term of Employment. The Incentive Bonus shall be subject to Incentive Bonus Targets which shall be set by mutual agreement between the Company and the Executive prior to the commencement of any Bankruptcy Proceeding, provided that the Incentive Bonus Target for _____ (__) percent of such Incentive Bonus shall be the consummation of a plan of reorganization that has been approved by the Bankruptcy Court within two years of the date the order for relief is entered in connection with such proceeding (the "Reorganization Target"). In the event that the parties cannot reach agreement as to the additional Incentive Bonus Targets as provided above, than _____ (__) percent of such Incentive Bonus shall be based on the Reorganization Target. The Incentive Bonus shall be paid in a cash lump sum within thirty days after all Incentive Bonus Targets are achieved, provided, however, that, except to the extent provided in Section 8 hereof, the Incentive Bonus will not be paid to the Executive if he is not employed by the Company on the date such Incentive Bonus is payable.

        4.4 Stock Options. The Company and the Executive will enter into a stock option agreement substantially in the form of Exhibit A hereto.

        4.5     Other Incentive Compensation.   In addition, the Executive
shall be eligible to receive awards under the Company's 1994 employee Stock Option Plan (the "Option Plan") and any other stock option or other equity based incentive compensation plan or arrangement now in effect or hereafter adopted by the company for which senior executives are eligible. The level of the Executive's future participation in any such plan or arrangement shall be in the sole discretion of the Board.

5.      Reimbursement of Expenses.

        During the Term of Employment, the Company shall reimburse the Executive for expenses in accordance with the Company's policies and the rules and regulations of the Internal Revenue Service.



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        6.      Benefits.

        During the Term of Employment, the Executive shall be entitled to benefits, as follows:

        6.1 Company Plans. The Executive shall be entitled to perquisites and benefits established by the Company, from time to time, for management of the Company (including, without limitation, health and dental insurance, disability insurance, participation in the Company's 401(k) and deferred compensation plans), subject to the policies and procedures of the Company of general applicability in effect, from time to time, regarding participation in such benefits.

        6.2 Automobile. In addition, the Company, at its expense, shall provide the Executive with an automobile of a kind to be selected by the Executive for the business use of the Executive, provided that its payments for such automobile and related costs for maintenance and insurance shall not exceed, on average, $____ per month. At the Executive's option, the Company shall pay the Executive a monthly allowance of $______ in lieu of providing him with an automobile.

        6.3 Insurance. In addition, the Company shall be obligated to pay the premium on a life insurance policy for the benefit of the Executive with a face amount of $______ and long-term disability insurance with coverage equal to (i) one times the Executive's base salary, less (ii) the amount of long-term disability insurance coverage provided to the Executive under Company-sponsored long-term disability plans.

        6.4 Relocation Allowance. In addition, the Company shall pay the Executive a relocation allowance equal to the lesser of (i) ten percent of his annual base salary and (ii) the actual cost of the Executive's relocation to Los Angeles, at such time as the Executive leases or purchases a residence in the Los Angeles area.

        6.5     Vacation.  In addition, the Executive shall be entitled to four
(4) weeks of paid vacation during each year.

7. Purchase of Shares. The Executive shall have the right, but not the obligation, to be exercised no later than ________, 199__, to purchase from the Company ______ shares of common stock of the Company for an aggregate purchase price of $______, $______ of which shall be



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payable in cash and $_________ of which shall be payable by delivery of a non-recourse promissory note due ____ months after the date of purchase, bearing interest at the applicable federal rate and secured by all of such shares. In the event that the Executive elects to purchase such shares, the Company shall use its best efforts to grant the Executive demand registration rights with respect thereto, exercisable at any time after the first anniversary of the Effective Date.

8.      TERMINATION OF EMPLOYMENMT.

        8.1 Termination Due to Death or Disability. Subject to the payments contemplated by Section 8.8, the Executive's employment by the Company shall terminate upon the death of the Executive or upon the Executive becoming Disabled.

        8.2 Early Termination by the Company. Subject to the payments contemplated by Sections 8.4 and 8.5, the Executive's employment by the Company may be terminated at any time by the Company (after adoption of a resolution by the Board to do so) as follows:

        8.2.1   For Cause; or

        8.2.2 For any other reason or no reason, it being understood that no reason is required.

Such termination by the Company shall be effected by delivery by the Company to the Executive of a written notice of termination (which notice shall include a copy of the resolution adopted by the Board) specifying the Date of Termination and stating in the case of termination for Cause, the grounds which the Board has determined exist for such termination, and shall be subject to the requirements for advance notice and opportunity to cure provided in this Agreement, if and to the extent applicable.

        8.3 Early Termination by the Executive. Subject to the payments contemplated by Sections 8.4 and 8.5, the Executive's employment by the Company may be terminated at any time by the Executive, as follows:

        8.3.1   For Good Reason; or

        8.3.2 For any other reason or no reason, it being understood that no reason is required.

Such termination by the Executive shall be effected by delivery by the Executive to the Company of a written notice


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of termination, specifying the Date of Termination and stating in the case of termination for Good Reason, the grounds which the Executive has determined exist for such termination, and shall be subject to the requirements for advance notice and opportunity to cure provided in this Agreement, if and to the extent applicable.

        8.4 Payments if Termination by the Company for Cause or by the Executive without Good Reason. In the event that the Executive's employment by the Company is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall be obligated to:

        8.4.1 Pay to the Executive his Accrued Salary and Benefits, in a lump sum in cash, within five (5) business days after the Date of Termination (provided, however, that any portion of the Accrued Salary and Benefits which consists of deferred compensation or post-termination benefits shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive); and

        8.4.2 Pay to the Executive a prorated portion of the Annual Bonus with respect to the fiscal year of the Company in which such termination occurs, in a lump sum in cash, on the Annual Bonus Payment Date for such year, provided that the performance targets for such year are met.

        8.5 Payments if Termination by the Company Without Cause or by the Executive for Good Reason. In the event that the Executive's employment by the Company is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall be obligated to:

        8.5.1 Pay to the Executive his Accrued Salary and Benefits in a lump sum, in cash, within five (5) business days after the Date of Termination (provided, however, that any portion of the Accrued Salary and Benefits which consists of deferred compensation or post-termination benefits shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive);

        8.5.2 Pay to the Executive a prorated portion of the Annual Bonus with respect to the fiscal year of the Company in which such termination occurs, in a lump sum in cash, on the Annual Bonus Payment Date for such year, based on the Annual Bonus Cap for such year (without regard to whether the performance targets for such year have been met);


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        8.5.3  Pay to the Executive, in a lump sum in cash, within five (5)
business days after the Date of Termination, an amount equal to the amount of the Incentive Bonus (as applicable to the Executive under Section 4.3.1 or 4.3.2 hereof), prorated by a fraction the numerator of which is the total number of months the Executive was employed by the Company (including the month in which his employment was terminated) and the denominator of which is (i) in the case of 4.3.1., 36 months and (ii) in the case of 4.3.2, 24 months; provided, however, that in no event shall such prorated amount exceed 100% of the Incentive Bonus; and provided, further, that if such termination occurs within the one-year period following a Change of Control or results from termination by the Company without Cause in anticipation of a Change of Control, the full amount of the Incentive Bonus shall be paid without any proration, unless the three-year incentive bonus period has expired as of the Date of Termination. Such Incentive Bonus shall be paid to the Executive whether or not the Incentive Bonus Targets are achieved prior to the Date of Termination. The amount, if any, of such Incentive Bonus shall be reduced by the amount of any such Bonus paid to the Executive prior to the Date of Termination;

        8.5.4 Continuation of Executive's base salary in the same manner as it was being paid as of the Date of Termination for a period of ____________ (____) months following the Date of Termination, unless such termination occurs either (a) within the one-year period following a Change of Control or results from termination by the Company without Cause in anticipation of a Change of Control or (b) as a result of Good Reason pursuant to item (ix) of the definition thereof (relating to a Bankruptcy Proceeding), in which events such amount shall be equal to a multiple of the Executive's base compensation (which shall be _________ (____) in the case of item (a) above and ________ (____) in the case of item (b) above) reduced by the "Acceleration Amount", if any. For purposes hereof the "Acceleration Amount" is the amount of the Incentive Bonus paid to the Executive pursuant to 8.5.4 hereof that is in excess of the portion of the Incentive Bonus that has been earned by the Executive as of the Date of Termination, with such earned amount to be determined based on the Company's degree of achievement (expressed on a percentage basis) under the Incentive Bonus Targets. In the event the parties cannot reach agreement as to the Acceleration Amount, the determination of the Acceleration Amount shall be made by a nationally recognized independent compensation consulting firm selected by mutual agreement of the parties hereto, the cost of which shall be



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borne solely by the Company. The determination of such firm shall be final and binding on the parties;

        8.5.5 If the Executive determines that he would become subject to the excise tax imposed by Section 4999 of the Code for any reason, he may notify the Company that he wishes to renegotiate certain payments provided by this Agreement so that such excise tax will not apply, and the Company shall negotiate with the Executive in good faith to accomplish such result; and

        8.5.6 In its sole discretion, the Company may elect prior to the Date of Termination to extend the Restricted Period for twelve (12) months beyond the Date of Termination, in which case it shall pay to the Executive, in a cash lump sum within five (5) business days after the Date of Termination, an amount equal to twelve (12) months of the Executive's base salary as of the Date of Termination.

        8.6 Proration of Annual Bonus. For purposes of Sections 8.4 and 8.5, the Executive's Annual Bonus with respect to any fiscal year of the Company shall be prorated by a fraction, the numerator of which is the number of months in such fiscal year in which the Executive was employed by the Company (including the month in which his employment was terminated) and the denominator of which is 12. The amount advanced, if any, to the Executive pursuant to Section 4.2 shall be credited against the payment of such prorated Annual Bonus. Notwithstanding anything to the contrary contained in this Agreement, if the Executive's employment by the Company is terminated due to his death or Disability, he shall be entitled to receive his full Annual Bonus without any proration thereof, but less any portion of such Bonus already paid him.

        8.7 Election to Defer. Not later than July 31, 1997, the Company shall implement a deferred compensation plan which shall entitle the Executive to elect to defer a portion of his Base Salary, Annual Bonus and Incentive Bonus.

        8.8 Payment if Termination due to Death or Disability. In the event that the Executive's employment by the Company is terminated due to the Executive's death or disability, the Company shall be obligated to:

        8.8.1 Pay to the Executive his Accrued Salary and Benefits, in a lump sum in cash, within five (5) business days after the Date of Termination (provided, however, that any portion of the Accrued Salary and Benefits would



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consists of deferred compensation or post-termination benefits shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive);

        8.8.2 Pay to the Executive his full Annual Bonus without proration with respect to the fiscal year of the Company in which such Termination occurs, in a lump sum in cash, on the Annual Bonus Payment Date for such year, based on the Annual Bonus Cap for such year (without regard to whether the performance targets for such year have been met);

        8.8.3 Pay to the Executive the Incentive Bonus, prorated by a fraction the numerator of which is the total number of months the Executive was employed by the Company (including the month in which his employment was terminated) and the denominator of which is 36 months; provided, however, that in no event shall such prorated amount exceed 100% of the Incentive Bonus. Such Incentive Bonus shall be paid to the Executive whether or not the Incentive Bonus Targets are achieved prior to the Date of Termination. The payment, if any, of such Incentive Bonus shall be reduced to the extent that it was paid to the Executive prior to the Date of Termination;

        8.8.4 Pay to the Executive an amount equal to ___ months of the Executive's base salary as of the Date of Termination, with such payment to be made in equal monthly installments.

        The payments described in this Section 8.8 shall be in addition to any life insurance and disability benefits payable to the Executive from the Company.

        8.9 No Additional Severance Payments. Except for the payments provided in this Section 8, the Executive shall not be entitled to any payments by the Company in the event of the termination of his employment by the Company. In such event, the Executive shall have no obligation to seek other employment to mitigate damages and any income earned by the Executive from other employment or self-employment shall not be offset against any of the Company's payment obligations under this Section 8.

9.  Confidential Information.

        9.1 Nondisclosure of Confidential Information. During and after the Term of Employment, Executive will not disclose to any person, or use or otherwise exploit for the Executive's own benefit or for the benefit of anyone other



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than the Company, any Confidential Information of the Company, whether prepared by the Executive or not. At the request of the Company, the Executive agrees to deliver to the company, at any time during the Term of Employment, or thereafter, all Confidential Information which he may possess or control. The Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment exclusively belongs to the Company (and not to the Executive). The Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

        9.2  Exceptions to Nondisclosure Obligations.  The provisions of
Section 9.1 shall not apply to (i) information disclosed in the performance of the Executive's duties to the Company based on his good faith belief that such disclosure is in the best interests of Company; (ii) information that is public knowledge; (iii) information disseminated by the Company to third parties in the ordinary course of business; (iv) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company; (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive; or (vi) information necessary in order to enforce his rights under this Agreement or necessary to defend himself against a claim asserted directly or indirectly by the Company or any of its affiliated companies.

        9.3 Survival of Nondisclosure Obligations. The terms of this Section 9 shall survive the termination of this Agreement regardless of who terminates this Agreement or the reasons therefor.

10. Non-competition; Non-Solicitation. During the Restricted Period, the Executive shall not, without the prior written approval of the Board, directly or indirectly, as an employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, (i) recruit or solicit for employment any person who is employed by the Company on the Date of Termination; or (ii) engage in any business which competes, directly or indirectly, with the Business in the Market ("Competitive Business") without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of the Executive referred to above occur or


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are performed within or without the Market or (C) whether the Executive resides, or reports to an office, within or without the Market; provided, however, that the Executive may, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly.

11. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 11.

        "Accrued Salary and Benefits" means, as of the applicable date, the sum of (i) the Executive's base salary under Section 4.1 through such date to the extent not theretofore paid, and (ii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of such date to the extent not theretofore paid.

        "Annual Bonus" is defined in Section 4.2.

        "Annual Bonus Cap" is defined in Section 4.2.

        "Annual Bonus Payment Date" means with respect to any fiscal year of the Company, a date which is no later than thirty days after the day on which the Company's independent public accountants sign their report with respect to such year.

        "Bankruptcy Proceeding" means a case commenced under Title 11 of the United States Code in which an order for relief is entered in respect of the Company under either Chapter 11 or Chapter 7 thereof.

        "Board" is defined in Section 1.1.

        "Business" means any business conducted, or engaged in, by the Company or its subsidiaries at any time during the Term of Employment.

        "Cause" shall mean any of the following:

                (i) The Executive's conviction for, or plea of nolo contendere to, any felony:

                (ii) The Executive's willful fraud or material dishonesty in connection with the Executive's performance of his duties hereunder;


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                (iii)   The Executive's failure, other than due to illness,
disability or death or as a result of any event that constitutes Good Reason hereunder, to substantially perform his duties hereunder that results in material harm to the Company; or

                (iv) The Executive's gross negligence in the performance of his duties hereunder (other than arising solely due to physical or mental disability) that results in material harm to the Company;

in each case, for purposes of clauses (iii) and (iv), after the Board has provided the Executive with 30 days' written notice of such circumstances and the possibility of an event giving rise to termination for Cause, and the Executive fails to cure such circumstances within those 30 days.

        "Change of Control" shall mean the occurrence of (i) the dissolution or liquidation of the Company, (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or as a result of which it is the surviving corporation and its outstanding voting securities are converted to or reclassified as cash, securities of another corporation or other property (unless the principal purpose of such transaction is to change the state of the Company's incorporation), (iii) upon a sale of assets of the Company or its subsidiaries having a fair market value equal to more than 50% of the total fair market value of the Company's assets to an entity which is not controlling, controlled by or under common control with the Company, or (iv) the acquisition of a record or beneficial interest in more than 30% of the then outstanding voting securities of the Company, either in a single transaction or a series of transactions, by an entity or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder which is not an affiliate of the Company.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        "Company" is defined in the introduction.

        "Confidential Information" means any confidential information of the Company including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how," trade secrets, customer lists,


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details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulas, improvements of other proprietary or intellectual property of the Company or relating to its business, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof, whether existing now or hereafter discovered or developed.

        "Date of Termination" means (i) in the event of a termination of the Executive's employment pursuant to Section 8.2, the date specified in the written notice of termination from the Company, (ii) in the event of a termination of the Executive's employment pursuant to Section 8.3, the date specified in the written notice of termination from the Executive, (iii) in the event of the Executive's death, the date of the Executive's death and (iv) in the event of the Executive's Disability, the date he is determined to be Disabled.

        "Disabled" or "Disability" means, with respect to the Executive, the occurrence of an event or events that renders the Executive with respect to his physical or mental condition unable to perform, in the view of the Board and as certified in writing by a competent medical physician, his duties hereunder and which results in his being entitled to benefits under the Company's disability insurance plan.

        "Effective Date" is defined in the introduction.

        "Executive" means __________________ or his estate, if deceased.

        "Good Reason" means any of the following:

                (i) A material diminution in the Executive's duties or responsibilities as set forth in Section 1;

                (ii) Failure of the shareholders or the Board to elect or re-elect the Executive as a director of the Company;

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               (iii)  A breach by the Company of the compensation and benefit provisions set forth in Sections 4 through 6;

                (iv) A written notice of non-renewal of this Agreement being given by the Company to the Executive pursuant to Section 3.

                (v) The inability of the Company and the Executive to reach agreement on the terms of a new employment agreement prior to the Expiration Date or any Renewal Date that follows notice by the Company to the Executive of its intent to renegotiate the terms of this Agreement.

                (vi) Any termination by the Executive within twelve (12) months following the occurrence of a Change in Control;


                (vii) The inability of the Company to perform its obligations under the Incentive Stock Option Agreement attached as Exhibit A hereto;


                (viii) A material breach by the Company of any other term of this Agreement; or

                (ix) During the pendency of a Bankruptcy Proceeding, (a) an order of the Bankruptcy Court providing for the assumption of this Agreement is not entered within 90 days of the order for relief (b) a motion to reject this Agreement is filed with the Bankruptcy Court, or
        (c) the Company fails to satisfy its obligations under Section 12.16; provided that in any such case, the Executive agrees, if requested by the Company, to continue to serve in his position (and on the same terms and conditions applicable under this Agreement) until a successor can be hired by the Company, but for a period that shall not exceed 120 days from the date of the event that gives rise to Good Reason hereunder.

        "Incentive Bonus" is defined in Section 4.3.

        "Incentive Bonus Target" is defined in Section 4.3.

        "Market" means any state in the United States of America in which the Business is conducted by or engaged in by the Company at any time during the Term of Employment.

         "Plan" is defined in Section 4.4.



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
        "Renewal Date" is defined in Section 3.

        "Restricted Period" means the period beginning on the Effective Date and ending on (i) the Date of Termination, or (ii) if the Term of Employment is terminated prior to the Expiration Date by the Company without Cause or by the Executive for Good Reason and if the Company elects, pursuant to Section 8.5.6, to extend the provisions of Section 10, the date which is twelve (12) months following the Date of Termination, provided the Company continues to make all payments to the Executive required by Section 8.5 hereof.

        "Term of Employment" is defined in Section 3.

12.     General.

        12.1 Notice. Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner).

        If to Executive:        -------------------------------------
                                -------------------------------------
                                -------------------------------------

        If to Company:          Barry's Jewelers, Inc.
                                111 West Lemon Avenue
                                Monrovia, California 91016
                                Attn: Chairman of the Board

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

        12.2 Executive's Representations. The Executive hereby warrants and represents to the Company that the Executive has carefully reviewed this Agreement, including his obligations hereunder, and has consulted with such attorneys and advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive's prior employment which would be breached or violated by the Executive's execution of this Agreement or by the Executive's performance of his duties hereunder.

        12.3 Validity. If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

        12.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        12.5 Tax Withholding. The Company shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Company to or for the benefit of the Executive under this Agreement or otherwise. The Company may, at its option: (i) withhold such taxes from any cash payments owing from the Company to the Executive, (ii) require the Executive to pay to the Company in cash such amount as may be required to satisfy such withholding obligations and/or (iii) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

        12.6 Waiver of Breach; Attorneys' Fees. The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. In the event either party takes legal action or commences an arbitration proceeding to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party's costs and expenses, including but not limited to, attorneys' fees, incurred in such action or proceeding.

        12.7 Governing Law. This Agreement shall be governed by, construed, applied and enforced in accordance with the laws of the state of California, except that no doctrine of choice of law shall be used to apply any law other than that of California, and no defense, counterclaim or right of setoff given or allowed by the laws of any other state or

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
jurisdiction, or arising out of the enactment, modification or repeal of any law, regulation, ordinance or decree of any foreign jurisdiction, shall be interposed in any action hereon.

        12.8 Specific Performance. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 9 or 10 of this Agreement and that the Company may in its sole discretion apply for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of such provisions of this Agreement.

        12.9 Forum. The Executive and the Company agree that any action or proceeding arising out of this Agreement (excluding any actions or proceedings subject to the mandatory arbitration provisions of Section 12.10, but including any action to confirm an award of such arbitrators and enter judgment thereon) may be commenced in the courts of the State of California located in the County of Los Angeles or the United States District Courts located in the County of Los Angeles. The Executive and the Company consent to in personam jurisdiction with respect to such courts, agree that venue will be proper in such courts and waive any objections based upon forum non conveniens. The choice of forum set forth in this Section 12.9 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce same in any other jurisdiction.

        12.10 Arbitration. The Company and the Executive agree that, with the exception of actions for specific performance, restraining orders or other injunctive relief pursuant to Section 12.8 and actions to enforce an arbitration award, all claims and disputes between the Company and the Executive in connection with this Agreement or otherwise related to the Executive's employment by the Company (including without limitation the termination of Executive's employment) shall be submitted to final and binding arbitration administered and conducted by the American Arbitration Association in Los Angeles, California pursuant to its Labor Arbitration Rules then in effect; provided that, the party seeking to submit a claim or dispute hereunder to arbitration shall give the other party written notice of any arbitration proceeding at least 60 days prior to such proceeding; provided, further, that the parties mutually agree to negotiate in good faith to resolve their differences prior to such arbitration proceeding.

        12.11 Assignment; Third Parties. The Executive may not assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his respective rights or obligations hereunder, without the prior written consent of the Company. Except as expressly provided herein, the Company may not assign or transfer this Agreement or any of its rights or obligations hereunder, without the prior written consent of the Executive. The Company may assign its rights and obligations hereunder to its successor in connection with a merger, consolidation, sale of assets, acquisition, recapitalization or other similar transaction (and such successor shall thereafter be deemed the "Company" for purposes of this Agreement). The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

        12.12 Prior Understandings. This Agreement, together with the exhibits and schedules attached hereto which are incorporated herein by this reference, embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing specifically referring hereto and signed by the Executive and the Chairman of the Board of the Company or his designee. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof. Section references refer to this Agreement unless otherwise specified.

        12.13 Further Action. The Executive and the Company agree to perform any further acts and to execute and deliver any document which may be reasonable to carry out the provisions hereof.

        12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.15 Indemnification. During the Term of Employment and thereafter, the Company shall indemnify the Executive to the fullest extent permitted by applicable law, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, with respect to all expenses, judgments, fines, settlements and other amounts (including, without limitation, attorneys'

fees) incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

        12.16 Bankruptcy Proceeding. In the event that the Company becomes subject to a Bankruptcy Proceeding during the Term of Employment, and the Company is reorganized as a result of the Bankruptcy Proceeding, the Executive's rights to purchase the Company's common stock under Section 4.4 and
Section 7 hereof shall be converted into rights to purchase an equivalent interest in the common voting shares of the entity into which the Company is reorganized. The aggregate number of new shares (the "New Share") of the reorganized entity that the Executive shall attain the right to acquire hereunder shall represent the same percentage equity ownership interest of the Company, on a fully diluted basis, as is represented by __________ shares of the Company's common stock on the Effective Date. The Executive may purchase all or any portion of the New Shares, at his option, but shall not be required to purchase the New Shares. The purchase price of the New Shares shall be set at the closing trading price of the New Shares on the date that is 30 days following the date of consummation of a plan or reorganization. The Executive's right to acquire the new Shares shall otherwise be exercisable on terms and conditions that are comparable to those applicable under Sections 4.4 and 7 hereof.




                            (Signature Page Follows)

        IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

                                EXECUTIVE:


                                ---------------------------------------
                                [NAME]

                                COMPANY:

                                BARRY'S JEWELERS, INC.


                                By: -----------------------------------
                                    William D. Eberle
                                    Chairman of the Board






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